Prospect Capital Makes $18 Million Second Lien Debt Investment in Shearer's

NEW YORK, NY -- 11/06/2007 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has made a second lien debt investment of $18 million in Shearer's Foods, Inc. ("Shearer's"), a leading manufacturer and distributor of snack food products based in Brewster, Ohio.

Founded in 1974, Shearer's is the largest producer of kettle cooked potato chips in the United States. The kettle-style chip segment is the fastest growing category in the potato chip market. Shearer's also produces traditional potato chips, tortilla chips, cheese curls, and other snack products. The company serves a blue-chip list of co-pack, branded, private label, and food service customers, including some of the best known branded food companies in the industry. Shearer's has manufacturing facilities in Brewster as well as in Lubbock, Texas. Robert Shearer, the company's Chief Executive Officer and the former Chairman of the Board of Directors for the Snack Food Association, has played a leadership role in the industry for decades. Shearer's has been owned since 2005 by an affiliate of Winston Partners, a multi-billion-dollar private equity and hedge fund-of-funds asset management firm based in McLean, Virginia.

Prospect's second lien secured debt, along with first lien debt from a syndicate led by National City Bank, is being utilized to refinance existing indebtedness and to provide growth capital to Shearer's.

"As a private equity sponsor, we appreciate the responsiveness and diligence brought to this investment by the Prospect team," said Scott Andrews, Managing Partner of Winston Partners Group, LLC.

"Shearer's represents another successful example of our continued growth in the sponsor finance business, where we are receiving robust transaction flow from experienced private equity sponsors and syndication agents across North America, as well as those steps from our offices in midtown Manhattan," said Montgomery Cook, a Managing Director with Prospect Capital Management.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577